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                                                                    EXHIBIT 99.1

                    SAFETY-KLEEN ANNOUNCES MERGER AGREEMENT
                          WITH PHILIP SERVICES CORP.,
                             APOLLO ADVISORS, AND
                       BLACKSTONE MANAGEMENT ASSOCIATES

          Elgin, Illinois - November 20, 1997 -- Safety-Kleen Corp. (NYSE:SK) today announced that it has entered into a definitive agreement to merge Safety-Kleen with a new company owned equally by Philip Services Corp., Apollo Advisors, and Blackstone Management in a transaction valued at more than $1.94 billion.

          Under the terms of the agreement, Safety-Kleen shareholders will receive $27 cash per share. The transaction is expected to close in the first quarter of 1998, and is subject to, among other things, U.S. and Canadian regulatory approvals and the approval of the shareholders of Safety-Kleen.

          On August 8, 1997, Safety-Kleen announced that its Board of Directors had initiated a process to explore strategic options for enhancing shareholder value. The merger agreement was reached after the Board considered other proposals and other strategic alternatives in connection with the process.

          Safety-Kleen will continue to be operated as a distinct entity with Joseph Chalhoub serving as President of the new company. Chalhoub said the transaction is a win-win situation for both Safety-Kleen employees and customers. "Our employees, neighbors, customers and partners will continue to see the quality of service and Peace of Mind we deliver on a daily basis," he said

          Chalhoub added Safety-Kleen will operate under the same name and be headquartered in Elgin under the leadership of current management. "We now have access to a wider range of strategic and marketing options that were previously not available to us. Our customers will benefit from our association with Philip, a fully integrated leader in resource recovery and industrial services," he said.

          Donald W. Brinckman, Founder, Chairman and Chief Executive Officer of Safety-Kleen, said the Safety-Kleen Board of Directors believes this transaction recognizes the value and growth potential of Safety-Kleen. He noted that the $27 all-cash offer represents a 52 percent premium to the trading price immediately prior to the August 8, 1997 announcement. "Our shareholders have long awaited and deserve the recognition that this arrangement brings," stated Brinckman.

          Allen Fracassi, President and Chief Executive Officer of Philip Services, said, "This investment will not only add value for Philip shareholders, but also increase business opportunities for Safety-Kleen. It is our intention to respect the exceptional business, regulatory, customer, and employee relationships that Safety-Kleen has established while realizing the synergies made possible through an alliance between two market leaders."
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          Safety-Kleen is an environmental and industrial service company dedicated to helping nearly 400,000 industrial and automotive customers recycle and process their waste streams. Safety-Kleen shares are traded on the New York Stock Exchange under the symbol "SK".

          Philip Services is a fully integrated resource recovery and industrial services company with operations throughout the United States, Canada and the United Kingdom. Philip provides steel, copper and aluminum processing and recovery services, together with diversified industrial outsourcing services to all major industry sectors. The Company trades on the New York, Toronto and Montreal stock exchanges under the symbol "PHV".

          The Blackstone Group is a private equity investment bank which manages investment funds specializing in private equity and real estate with aggregate commitments in excess of $5 billion. Apollo Advisors, LP is a private merchant banking firm, with in excess of $5 billion of assets, that specializes in private equity and debt transactions.

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